Exhibit 10.23

ASSUMPTION AGREEMENT

THIS ASSUMPTION AGREEMENT (this “Agreement”) is made as of this 2nd day of April, 2014, by and between Container Store Group, Inc., a Delaware corporation (the “Company” and formerly known as TCS Holdings, Inc.) and William A. Tindell III (“Tindell”) and Rufus Tindell LLC, a Texas limited liability company, the sole Manager of which is Tindell (said LLC being hereinafter referred to as “Rufus LLC”).

WHEREAS, Tindell is a director and chief executive officer of the Company;

WHEREAS, Tindell has agreed to author a book (the “Book”) detailing, among other things, an account of the history of the Company, the principles upon which it was founded and the impact of “conscience capitalism”;

WHEREAS, in June, 2012, as an inducement for Tindell to author the Book, TCS Holdings, Inc., agreed to indemnify Tindell (and Rufus LLC) if either was made a party to any lawsuit, action or proceeding, a copy of which indemnification agreement is attached hereto as Attachment A (the “Indemnity Agreement”);

WHEREAS, upon publication of the Book, the Company will benefit substantially from the public attention, exposure and publicity about the Company, its successes and its unique business model;

WHEREAS, as a further condition to Tindell’s agreement to author the book and to enter into that certain publishing agreement (the “Publishing Agreement”) between Tindell and Rufus LLC and Grand Central Publishing, a division of Hatchette Book Group, Inc. (the “Publisher”), the Company has agreed to specifically assume, directly and unconditionally, any and all potential liabilities to Tindell in connection with the publication of the Book that might or could arise from execution by Tindell of the personal Guaranty contained in the Publishing Agreement (the “Guaranty”) attached hereto as Attachment B; and

WHEREAS, but for the Indemnity Agreement and this Agreement, Tindell would not agree to personally execute the Guaranty.

NOW, THEREFORE, for and in consideration of the premises, the parties hereto do hereby agree as follows:

1.                                      Unconditional Assumption of Liabilities.  To induce Tindell to execute the Guaranty, the Company hereby absolutely and unconditionally agrees to and does hereby assume, unconditionally, specifically and directly, and agrees to pay, any and all liabilities, damages, costs, expenses (including counsel fees), judgments, settlement, penalties or losses of any kind or nature whatsoever which may ever be charged or attempted to be charged against Tindell (“Liabilities”) in connection with the publication of the Book arising from or in any way connected with his execution of, and agreement to be bound under, the Guaranty.  The Company further agrees to pay any and all Liabilities directly to any party entitled thereto and to fully hold harmless Tindell from any out of pocket expense in connection therewith.

2.                                      Non-Exclusivity.  The rights of Tindell hereunder shall be in addition to any rights that Tindell may have under the Indemnity Agreement or pursuant to any insurance policy or policies providing liability insurance with respect to acts or omissions covered by this Agreement maintained by the Company or under the Company’s governance documents (e.g., Articles of Incorporation, Bylaws, etc.), applicable law, any agreement, a vote of stockholders or a resolution of directors, or otherwise.

3.                                      Enforceability.  This Agreement shall be binding upon and inure to the benefit of Tindell, his successors, assigns, spouse,  heirs and personal and legal representatives and be enforceable against the Company and its successors, assigns (including any direct or indirect successor by purchase, merger, consolidation, liquidation or otherwise to all or substantially all of the business and/or assets of the Company.)

4.                                      Governing Law; Venue.  This Agreement shall be governed by the law of the State of Delaware without regard to conflicts of laws principles that would result in the application of any law other than the law of the State of Delaware.

5.                                      Amendment.  This Agreement may not be amended, modified or supplemented except by a written instrument executed by Tindell and the Company.

6.                                      Enforcement; Duration.  The Company expressly confirms and agrees that it has entered into this Agreement on behalf of itself and assumed the obligations imposed on it hereby in order to induce Tindell to author the Book, and the Company acknowledges that Tindell is relying upon this Agreement in authoring the Book.  This Agreement shall continue until and terminate upon the later of: (a) the final termination of all proceedings to which the Tindell may be subject pursuant to his authoring or publication of the Book and/or execution of the Guaranty; or (b) the expiration of all statutes of limitations applicable to possible proceedings to which Tindell may be subject arising out of the authoring or publication of the Book or his execution of the Guaranty.

7.                                      Severability.  In the event that any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions of this Agreement and any other application thereof shall not in any way be affected or impaired thereby; provided, that to the extent permitted by applicable law, any invalid, illegal or unenforceable provision may be considered for the purpose of determining the intent of the parties in connection with the other provisions of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

Company:

CONTAINER STORE GROUP, INC.

By:	/s/ Melissa Reiff
Name:	Melissa Reiff
Title:	President & Chief Operating Officer

ACKNOWLEDGED:

/s/ William A. “Kip” Tindell III
William A. “Kip” Tindell III